Exhibit 8.1

List of Principal Subsidiaries and Affiliated Entities

Subsidiaries	Place of Incorporation
Hundreds of Mountains Limited	BVI
Witty Digital Technology Limited	Hong Kong
Rare River Group Limited	Cayman Islands
Rare River Group (BVI) Limited	BVI
Rare River Technology (HK) Limited	Hong Kong
CreaVerse Group Limited	Cayman Islands
CreaVerse Group (BVI) Limited	BVI
CreaVerse Technology (Singapore) Pte. Limited	Singapore
CreaVerse Technology (HK) Limited	Hong Kong
Beijing Liangzizhige Technology Co., Ltd.	PRC
Beijing Ziranzhilu Liquor Industry Co., Ltd.	PRC
Qiniuyouxuan (Beijing) Technology Co., Ltd.	PRC
Beijing Chuangyuqizhi Technology Co., Ltd.	PRC
KELLY’S EDUCATION LIMITED	Hong Kong

Affiliated Entities	Place of Incorporation
Feierlai (Beijing) Technology Co., Ltd.	PRC
Beijing Shijiwanhe Information Consultancy Co., Ltd.	PRC
Beijing Denggaoerge Network Technology Co., Ltd.	PRC
Anhui Denggaoerge Network Technology Co., Ltd.	PRC
Beijing Zhixueduxing Technology Co., Ltd.	PRC
Beijing Yuanzhilingdong Technology Co., Ltd.	PRC